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                                                                    EXHIBIT 21


                            SEATTLE FILMWORKS, INC.

                              LIST OF SUBSIDIARIES
                           (AS OF SEPTEMBER 26, 1998)


Seattle FilmWorks Manufacturing Company, a Washington corporation

OptiColor, Inc., a Washington corporation

FilmWorks Express, Inc., a Washington Corporation